UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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HAVERTY FURNITURE COMPANIES, INC.
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780 Johnson Ferry Road, Suite 800
Atlanta, GA  30342

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	10:00 a.m., Monday, May 9, 2016

Place:	Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland

Items of Business:	1.	Holders of Class A common stock to elect seven directors.
	2.	Holders of common stock to elect three directors.
	3.	Ratification of the appointment of Grant Thornton LLP as our independent auditor.
	4.	Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock or Class A common stock at the close of business on March 11, 2016.

Proxy Voting:	Your vote is very important! Please vote in one of these ways:
	1.	Visit the website listed on your proxy or vote instruction card;
	2.	Use the toll-free telephone number shown on the enclosed proxy or vote instruction card; or
	3.	Mark, sign, date and promptly return the enclosed proxy or vote instruction card in the postage-paid envelope provided.

Date of Availability:
On or about March 30, 2016, we will mail to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2015 annual report and how to vote online.

By Order of the Board of Directors

Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer

TABLE OF CONTENTS

General Information about the 2016 Annual Meeting	1
Our Board of Directors	4
Election of Directors	4
Proposal 1: Nominees for Election by Holders of Class A Common Stock	4
Proposal 2: Nominees for Election by Holders of Common Stock	6
Corporate Governance – Board of Directors	8
Director Independence	8
Board Leadership Structure	8
Risk Oversight	9
Committees of the Board	9
Attendance	10
Director Compensation	11
Corporate Governance – Governance Policies	12
Governance Policies	12
Certain Relationships and Related Transactions	13
Compensation Discussion and Analysis	14
Role of the Compensation Committee	14
Compensation Philosophy & Objectives	15
How We Make Compensation Decisions	15
Summary of 2015 NEO Compensation Program	16
Executive Compensation Components	17
Compensation Committee Report	18
Summary Compensation Table	22
Grants of Plan Based Awards Table	23
Outstanding Equity Awards Value at Fiscal Year-End Table	24
Option Exercises and Stock Vested Table	25
Stock Ownership Guidelines	25
Non-Qualified Deferred Compensation Plans	25
Pension Benefits and Retirement Plans Table	26
Change in Control Benefits	27
Audit Matters	28
Proposal 3: Ratification of the Appointment of our Independent Auditor	29
Audit Committee Report	30
Ownership of Securities	32
Ownership of Company Stock by Directors and Management	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
Principal Stockholders	34
Equity Compensation Plan Information	35
Submission of Stockholder Proposals	36
Available Information	36
Other Business	36

GENERAL INFORMATION ABOUT THE 2016 ANNUAL MEETING

Our board of directors is furnishing you this proxy statement to solicit proxies on its behalf in connection with the 2016 annual meeting of stockholders of Haverty Furniture Companies, Inc.  The meeting will be held on May 9, 2016 at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time.

Who may vote?

You may vote if you were a holder of record of Haverty Furniture Companies, Inc. as of the close of business on March 11, 2016.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet.  As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials.  The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy.  In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email.  A stockholder's election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

How can I access the proxy materials over the Internet?

Your notice or proxy card will contain certain instructions on how to view our proxy materials for the annual meeting.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold.  The board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote using any of the following methods:  via the Internet, by telephone, through the mail or at the meeting.   You can vote using the Internet or telephone by following the instructions included on your Notice or proxy card.  You can vote through the mail by signing, dating and returning your proxy card in the postage-paid envelope provided.  You may attend and vote at the annual meeting.

If I vote using the Internet, telephone or mail, may I still attend the annual meeting?

Yes. The board recommends that you vote using one of the methods discussed above, as it is not practical for most stockholders to attend and vote at the annual meeting.  Using another method to vote will not limit your right to vote at or attend the annual meeting. However, if your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.  We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. Accordingly, this is a very brief meeting conducted by our corporate secretary and not attended by our directors.

GENERAL INFORMATION ABOUT THE 2016 ANNUAL MEETING (continued)

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. (EDT) on May 8, 2016, or (3) voting again at the meeting.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you.  Most brokers offer voting my mail, by telephone and the Internet.

How will a quorum be determined?

A majority of the outstanding shares of the combined classes of common stock present or represented by proxy constitutes a quorum for the annual meeting.  As of the record date, we had 20,124,844 shares of common stock and 2,031,349 shares of Class A common stock.

What am I voting on, what is the vote required for each proposal to pass and what is the effect of abstentions and uninstructed shares on the proposal?

The owners of Class A common stock and common stock vote as separate classes in the election of directors.  Holders of Class A common stock will elect seven directors and holders of common stock will elect three directors.  On all other matters the owners of common stock are entitled to one vote for each share held and the owners of Class A common stock are entitled to ten votes per share held.

Proposals	Board Voting Recommendation	Votes Required For Approval	Abstentions	Uninstructed shares
Election of Directors – Class A Common Stock Holders	FOR	Plurality – the most affirmative votes	No effect	No effect
Election of Directors – Common Stock Holders	FOR	Plurality – the most affirmative votes	No effect	No effect
Ratification of the appointment of Grant Thornton LLP as our independent auditor	FOR	Combined majority of votes cast in person or by proxy	Counts as a vote against	Discretionary voting by broker permitted

GENERAL INFORMATION ABOUT THE 2016 ANNUAL MEETING (continued)

Could other matters be decided at the annual meeting?

We are not aware of any matters that will be considered at the annual meeting other than those set forth in this proxy statement.  However, if any other matters arise at the annual meeting, the persons named in your proxy will vote in accordance with their best judgment and only with respect to shares you own as a stockholder of record.

Who tabulates the votes?

Broadridge Financial Solutions, Inc., an independent third party, will count the votes.

Where can I find the voting results of the annual meeting?

We will announce voting results at the annual meeting and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 16, 2016. You may access or obtain a copy of this and other reports free of charge on our website at havertys.com, or by contacting our corporate secretary.

What if I want to receive a paper copy of the annual report and proxy statement?

If you wish to receive a paper copy of the 2015 annual report and 2016 proxy statement, or future annual reports and proxy statements, please call 1-800-241-4599 or write to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.   We will deliver the requested documents to you promptly upon your request.

OUR BOARD OF DIRECTORS

The board of directors currently consists of ten members.  At this annual meeting, seven will be elected by the holders of Class A common stock and three directors will be elected by the holders of common stock to hold office until the next annual meeting.  All of the directors are currently directors of Havertys except for L. Allison Dukes, who is standing for election to the board for the first time at the 2016 Annual Meeting. Ms. Dukes was recommended as a nominee by several Havertys directors.

The nominees for election at the 2016 annual meeting were approved for nomination by the Nominating and Corporate Governance Committee (the "Governance Committee") of the board. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the board.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

John T. Glover                                                                      Independent Director since 1996
Age 69

Principal Occupation:  Retired, Vice Chairman of Post Properties, Inc., a real estate investment trust that develops and operates upscale multifamily apartment communities, from March 2000 to February 2003; President of Post Properties, Inc. from 1994 to 2000.

Directorships: Member of the Board of Trustees of Emory University, a Director of Emory Healthcare, Inc. and Trustee Emeritus of The Lovett School.

Rawson Haverty, Jr.                                                                                    Management Director since 1992
Age 59

Principal Occupation: Senior Vice President, Real Estate and Development of Havertys since 1998.  Over 31 years with Havertys in various positions.

Directorships: StarPound Technologies and World Children's Center and a member of the Advisory Board of the Center for Ethics at Emory University.

L. Phillip Humann Age 70	Independent Director since 1992 Chairman of the Board from 2010 to August 2012 Lead Director since August 2012
Principal Occupation:  Retired, former Chairman of the Board of SunTrust Bank, Inc. ("SunTrust") from 1998 to 2008.  Chief Executive Officer of SunTrust from 1998 to 2007 and President from 1998 to 2004.

Directorships: Coca-Cola Enterprises Inc. and Equifax, Inc.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

Mylle H. Mangum                                                                      Independent Director since 1999
Age 67

Principal Occupation:  Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries since 2003.

Directorships: Barnes Group, Inc., Express, Inc., PRGX Global, Inc. and The Shopping Center Group.

Frank S. McGaughey, III                                                                                    Independent Director since 1995
Age 67

Principal Occupation:  Senior Counsel in the law firm Bryan Cave LLP since 2016 and Partner from 1980 to 2016.

Directorships:  Member of the Board of Trustees of the Woodruff Arts Center and the Sara Giles Moore Foundation.

Clarence H. Smith Age 65	Management Director since 1989 Chairman of the Board since August 2012
Principal Occupation:  President and Chief Executive Officer of Havertys since 2003.  Over 42 years with Havertys in various positions.

Directorships:  Oxford Industries, Inc. and member of the Board of Trustees of Marist School.

Al Trujillo                                                                      Independent Director since 2003
Age 56

Principal Occupation: President and Chief Operating Officer of the Georgia Tech Foundation since July 2013. Investment Funds Advisor from 2007 to 2013.  Former President and Chief Executive Officer of Recall Corporation, a global information management company until May 2007. Various positions with Brambles Industries, Ltd, parent company of Recall Corporation from 1996 until 2007.

Directorships: SCANA Corporation and a member of the Board of Trustees of Marist School.

Clarence H. Smith and Rawson Haverty, Jr. are first cousins and officers of Havertys.

PROPOSAL 2: NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

L. Allison Dukes                                                      Ms. Dukes is standing for election for the first time
Age 41

Principal Occupation:  President, Chairman and CEO of the Atlanta Division of SunTrust Banks, Inc. since 2015.  Executive Vice President and Private Wealth Management Line of Business Executive from 2013 until 2014.  Chief Financial Officer of Consumer Banking and Private Wealth Management in 2012.  Balance Sheet Manager from 2010 until 2011 and Managing Director and Head of Syndicated Finance Originations at SunTrust Robinson Humphrey from 2008 until 2009.

Directorships: Member of the Executive Board of Junior Achievement of Georgia.

Vicki R. Palmer                                                      Independent Director since 2001
Age 62

Principal Occupation:  Retired, former Executive Vice President, Financial Services and Administration for Coca‑Cola Enterprises Inc. from 2004 until 2009.  Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. from 1999 to 2004.

Directorships:  First Horizon National Corporation and a member of the Board of Governors of the Woodruff Arts Center.

Fred L. Schuermann                                                                      Independent Director since 2001
Age 70

Principal Occupation:  Retired, former President and Chief Executive Officer of LADD Furniture Inc. ("LADD") from 1996 until 2001.  Chairman of LADD from 1998 until 2000.

RETIRING DIRECTOR

Terence F. McGuirk currently serves as a director. Mr. McGuirk has informed the board that he intends to retire from the board upon the conclusion of his term and, therefore, will not stand for re-election at the 2016 Annual Shareholders' Meeting. A summary of the experience, attributes and skills that led the board to conclude that Mr. McGuirk was qualified to serve on the Board is set forth below:

Terence F. McGuirk                                                                                     Independent Director since 2002
Age 64

Principal Occupation:  Chairman and Chief Executive Officer of the Atlanta Braves baseball organization since 2001. Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. from 2001 until 2007.

Directorships: Board of Trustees of The Westminster Schools.

Experience and skills: CEO/President Experience; Public Company Executive, Corporate Finance and Reporting, Strategic Corporate Planning, Sales and Marketing and General Management Experience.

BOARD OF DIRECTORS - EXPERIENCE AND SKILLS

The board believes that it is necessary for each of our directors to possess many qualities and skills.  As discussed in more detail on page 11 of this proxy statement, the board considers several qualifications, attributes, skills, characteristics and other factors when evaluating individual directors, as well as the composition of the board as a whole to determine that the person should serve as a director of the Company. The biographies of each of the nominees contain information regarding the person's experience and director positions held currently or at any time during the last five years.  The chart below highlights the particular experiences, qualifications and skills of the individual directors.  The fact that an item is not checked does not mean the individual does not possess the experience, qualification or skill.

	Class A Common Stock Nominees							Common Stock Nominees
	John Glover	Rawson Haverty	Phil Human	Mylle Mangum	Frank McGaughey	Clarence Smith	Al Trujillo	Allison Dukes	Vicki Palmer	Fred Schuermann
CEO/President Experience	✓		✓	✓		✓	✓			✓
Public Company Executive	✓	✓	✓			✓	✓	✓	✓	✓
Other Public Company Board			✓	✓		✓	✓		✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Consumer Focused Company		✓	✓	✓		✓	✓	✓	✓	✓
Furniture Industry		✓				✓				✓
Diversity of experience	✓	✓		✓	✓		✓	✓	✓
Corporate Finance and Reporting	✓		✓	✓			✓	✓	✓	✓
Risk Assessment	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global				✓			✓		✓	✓
Strategic Corporate Planning		✓		✓		✓	✓	✓	✓	✓
Consumer Marketing/Brand Building		✓	✓	✓		✓			✓	✓
Sales and Marketing				✓		✓	✓	✓
General Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Our Board of Directors recommends a vote "FOR" each of the Director Nominees.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

The following sections provide an overview of our corporate governance structure and processes as it relates specifically to our board of directors.

Director Independence
Our Corporate Governance Guidelines ("Governance Guidelines") state that a majority of the directors must be non-management directors who meet the "independence" requirements of the New York Stock Exchange (the "NYSE"). The Governance Committee conducts an annual review of the independence of the members of the board and its committees and the board affirmatively determines the independence of each director. Based on the standards contained in our Governance Guidelines, the NYSE corporate governance requirements and the recommendations of the Governance Committee, the board has determined that each of the following non-employee director nominees is independent and has no material relationship with the Company that could impair their independence.
•Allison Dukes	•Frank McGaughey
•John Glover	•Vicki Palmer
•Phil Humann	•Fred Schuermann
•Mylle Mangum	•Al Trujillo

The board has also determined that Terry McGuirk who is currently a director, but not standing for re-election at the 2016 Annual Meeting, is independent.  Mr. McGuirk currently serves on the Executive Compensation and Employee Benefits Committee.

For more information regarding our policy on Transactions with Related Persons, please see page 13 of this proxy statement.

Board Leadership Structure

Our company is led by Clarence Smith, who has served as chief executive officer since 2003 and chairman of the board since August 2012.  Our current board is composed of eight independent directors and two management directors. Our independent directors meet in executive session at each board meeting.

Chairman/CEO:  We believe that having a combined chairman/CEO, independent chairs for each of our board committees, and an independent lead director helps provide strong, unified leadership for our management team and board of directors and is currently the right structure for our company.  We have one individual who is seen by employees, business partners, and stockholders as providing leadership for Havertys and we have experienced independent directors providing oversight of company operations.  Although the board believes that separate positions are not appropriate in the current circumstances, our Governance Guidelines do not establish this approach as policy. The board believes that it should have the flexibility to make these determinations at any given point based on what it considers is the appropriate leadership structure for Havertys at the time.

Lead Director:  Under our Governance Guidelines, in the absence of an independent chairman, the independent directors select one independent director as the board's lead director. The lead director chairs the executive sessions and facilitates communications between the chairman/CEO and other directors.  Our lead director helps the Company maintain a corporate governance structure with appropriate independence and balance.  Phil Humann currently serves as lead director.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Risk Oversight

In its oversight role, the board reviews our projections and strategic planning, which address, among other things, the risks and opportunities we face. While the board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, and in accordance with NYSE requirements and our committee charters, the Audit Committee is responsible for overseeing risk management with a focus on financial risk, including internal controls, and reviews annual risk assessments with our internal auditors and other members of management.  The Compensation Committee assists the board in fulfilling its oversight responsibility with respect to our executive compensation programs, benefit matters and succession planning for senior management.  Finally, the Governance Committee is responsible for establishing, implementing and monitoring policies and processes regarding principles of corporate governance and ensures we are in compliance with all applicable regulations and requirements.

Committees of the Board

Our board has four standing committees: Audit Committee, Executive Compensation and Employee Benefits Committee (the "Compensation Committee"), Governance Committee and Executive Committee.  The table below shows the current membership, the principal functions and the number of meetings held in 2015:

Name, Members and Meetings	Principal Functions
Audit Committee Meetings: 4 Members: John Glover - Chair Vicki Palmer Fred Schuermann Al Trujillo
•          Represents and assists the board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements.
•          Reviews and discusses with management the Company's risk assessment framework and management policies, including the framework with respect to significant financial risk exposures.
•          Monitors the qualifications, independence and performance of the Company's internal audit function and independent auditor and meets periodically with management, internal audit and the independent auditor in separate executive sessions.
•          Other matters as the board deems appropriate.
•          Each member has been designated by the board as "an audit committee financial expert" as defined by the SEC and meets the independence requirements of the NYSE, SEC and our Governance Guidelines.

Compensation Committee Meetings: 3 Members: Mylle Mangum - Chair Phil Humann Terence F. McGuirk(1) Al Trujillo
•          Translates our compensation objectives into a compensation strategy that reinforces alignment of the interests of our executives with that of our stockholders.
•          Succession planning.
•          Evaluates performance and approves the compensation and benefits of the chief executive officer and other executive officers.
•          Recommends, reviews, and administers our executives' compensation, equity-based compensation plans, and employee benefit plans.
•          Each member meets the independence requirements of the NYSE, SEC and our Governance Guidelines.

Governance Committee Meetings: 2 Members: Frank McGaughey - Chair Vicki Palmer Fred Schuermann
•          Responsible for considering and making recommendations for composition and structure of the board and policies relating to the recruitment of board members.
•          Oversees director compensation
•          Reviews and recommends corporate governance policies and issues.
•          Each member meets the independence requirements of the NYSE, SEC and our Governance Guidelines.

Executive Committee Meetings: 0 Members: Phil Humann - Chair Mylle Mangum Frank McGaughey Clarence Smith
•          In accordance with bylaws, acts with the power and authority of the board in the management of our business and affairs in the interim between meetings of the board.
•          Generally holds meetings to approve specific terms of financings or other transactions after these items have previously been presented to the board.
•          Not an independent committee however, the majority of the members are independent directors.

(1)   Mr. McGuirk is not standing for re-election and will retire from the board as of the 2016 Annual Stockholders' Meeting on May 9, 2016.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS (continued)

Attendance

During 2015, the board met four times and the committees met as indicated in the table outlining committee members and functions. Board members attended 100% of all of the board meetings and meetings of the committees on which they served during 2015.

We do not have a policy regarding director attendance at the annual meeting of stockholders. We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings.  No directors attended the 2015 annual meeting and none are expected to attend the 2016 annual meeting.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders.  In setting director compensation, the Governance Committee, which is responsible for determining the type and amount of compensation for non-employee directors, considers among other things, the significant amount of time that directors spend fulfilling their duties to Havertys and our stockholders.

Retainer Fees. Non-employee directors receive an annual retainer, of which two-thirds is required to be paid in shares of common stock.  We do not pay meeting fees for attendance at board and committee meetings but attendance expenses are reimbursed.  The following is a schedule of current annual retainers for non-employee directors in effect for the board year beginning May 2015:

Type of Fee	Amounts
Annual Board Retainer (1/3 cash - 2/3 stock)(1)	$ 75,000
Additional Annual Retainer to Independent Lead Director	$ 10,000
Additional Annual Retainer to Chair of Audit and Compensation Committee	$ 10,000
Additional Annual Retainer to Chair of Governance Committee	$ 7,500
(1)  In May 2015 the non-employee director annual retainer increased from $66,000 to $75,000 of which $50,000 must be paid in common stock.

Directors' Deferred Compensation Plan.  Non-employee directors may elect to defer receipt of the cash or common stock payment of their retainer, and may elect to defer 100% of their annual retainer fee in shares of common stock under the Directors' Deferred Compensation Plan ("Deferred Plan").  Under the Deferred Plan, deferred fees, plus any accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Two directors participated in the Deferred Plan in 2015 and two will participate in 2016.
Other Compensation.  Directors receive the same discounts as employees on our products.  We do not provide any pension or other benefits to our non-employee directors.
Director Stock Ownership Guidelines.  The board has implemented stock ownership guidelines for non‑employee directors.  Each director is required to own or hold at least 20,000 shares of our stock.  Currently, all non-employee directors exceed the stock ownership requirements.  New directors have five years from date of their election to reach compliance.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS (continued)

Director Compensation Table

The following table sets forth information concerning total non-employee director compensation earned during 2015 by each director. Messrs. Haverty and Smith, as management directors, do not receive any compensation for serving on the board. See "Summary Compensation Table" regarding Mr. Smith since he is a Named Executive Officer ("NEO"). Mr. Haverty is also an executive officer, but not a NEO.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Total ($)
John Glover	$ 34,000	$ 48,000	$ 82,000
Phil Humann(1)	10,000	72,000	82,000
Mylle Mangum	34,000	48,000	82,000
Frank McGaughey	31,500	48,000	79,500
Terry McGuirk(2)	24,000	48,000	72,000
Vicki Palmer	24,000	48,000	72,000
Fred Schuermann	24,000	48,000	72,000
Al Trujillo(3)	16,667	55,333	72,000
(1)	Mr. Humann elected to obtain his annual board retainer fees in all stock.
(2)	Mr. McGuirk is not seeking re-election to the board in 2016.
(3)	Mr. Trujillo elected to receive his annual board retainer fees in all stock for the board year ended in May 2015.

Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, suppliers and communities and we expect all directors, officers and employees to conduct business in compliance with our Code of Conduct (the "Code"). The board has adopted a number of policies to support our values and good corporate governance and practices, including the Governance Guidelines, board committee charters, and a Related Party Transaction Policy. All of our corporate governance policies are reviewed for compliance on an annual basis.  These governance policies include:

Director Nominations.  When searching for new candidates, the Governance Committee, who has the responsibility of reviewing qualifications of candidates for board membership, considers the evolving needs of the board and searches for candidates that fill any current or anticipated future need.  Nominees may be suggested by directors, members of management, stockholders, or, in some cases, by a third-party search firm. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, "Communications with Directors"). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee's qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

The Governance Committee seeks to maintain a board that is strong in its collective knowledge and has a diversity of skills and experience to oversee our business and a commitment to the goal of maximizing stockholder value.  In its assessment of each potential nominee the Governance Committee will review and consider, among other things, the nominee's relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, including financial literacy and experience in the context of the needs of the board at the time, given the then current mix of director attributes. The Governance Committee does not have a formal policy with respect to diversity however the board and the Governance Committee believe that it is essential that the board members represent diverse viewpoints.  In considering candidates for the board, the Governance Committee considers the entirety of each candidate's credentials in the context of these standards.  With respect to the nomination of continuing directors for re-election, the individual's contributions to the board are also considered. The Governance Committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS (continued)

Corporate Governance Guidelines. The board adopted these guidelines to address certain governance matters including the role of the board, qualifications and responsibilities of directors, director compensation, management succession and director education.

Executive Sessions of Independent Directors. The board has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled board meeting. These sessions are currently presided over by the lead director.

Code of Conduct. All of our directors and employees, including our chief executive officer and executive officers, are required to comply with our Code to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Annual Evaluations. The board and each of its committees have conducted self-evaluations related to their performance during 2015. The performance evaluations are supervised by the Governance Committee and discussed by each committee and the board.

Mandatory Retirement and Resignation from Board. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The board may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee.  A director is also required to submit his or her resignation from the board to the Governance Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment.  The Governance Committee can choose to accept or reject the resignation.

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee or the board by writing to the following address:  Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia  30342. Please specify to whom your correspondence should be directed. The corporate secretary has been instructed by the board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee or the full board, as indicated in the correspondence.

Hedging and Pledging Policies.  We prohibit our directors, officers and employees from hedging their ownership of Havertys stock, including purchasing or selling derivative securities relating to Havertys stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Havertys securities.  In addition, as of November 2013, our directors and executive officers are prohibited from pledging Havertys securities as collateral for a loan and holding any Havertys securities in margin accounts.  Individuals with any pre-existing pledges or margin accounts with Havertys securities are required to be in compliance by the end of 2016.

Where to find Corporate Governance Information
 All of our corporate governance policies, including our board committee charters, Code, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at havertys.com.

CORPORATE GOVERNANCE – GOVERNANCE POLICIES (continued)

Certain Relationships and Related Transactions
Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term "related party transaction" is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of our stock, or their immediate family members) has or will have a direct or indirect interest.

The board has determined that the Governance Committee is best suited to review and approve related party transactions.  The Governance Committee when reviewing the material facts of related party transactions must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.  Certain categories of transactions have standing pre-approval under the policy including: (1) certain transactions with another company in which the related party's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's stock; (2) certain transactions where the Related Person's interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings); (3) certain banking related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and (4) transactions made on the same or similar terms available to all of our employees.

During 2015, we paid compensation of more than $120,000 to Eugene B. Edleman, our general manager in Columbia, South Carolina.  Mr. Edleman is the stepson of Frank S. McGaughey, III, a director.  The board is not involved in the compensation discussions for managers and Mr. Edleman's compensation is determined in the same manner as our other employees with similar responsibilities.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The purpose of this Compensation Discussion and Analysis ("CD&A") is to provide stockholders with a description of our executive compensation philosophy, the material elements of the program and the policies and objectives which support the program.  This CD&A provides information on the program for all Havertys' executive officers but focuses on the compensation of our named executive officers for 2015.  The individuals who were subject to the SEC Section 16 reporting requirements during 2015 are referred to as the "executive officers."  The executive officers who served as our chief executive officer and chief financial officer during 2015, as well as the other individuals included in the Summary Compensation Table on page 22, are referred to as the "named executive officers" or "NEOs."

The CD&A is divided into the following sections:
•	Role of the Compensation Committee
•	Compensation Philosophy and Objectives
•	How We Make Compensation Decisions
•	Summary of 2015 NEO Compensation Program
•	Executive Compensation Components

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enabled stockholders to vote to approve, on an advisory basis, the compensation of company executives on a schedule to be approved by the stockholders themselves. At our 2014 annual meeting more than 98% of our stockholders who voted for the proposal, a "say-on-pay," voted in support of our executive compensation plan.  Currently this advisory vote is held every three years and in 2017 stockholders will be presented with both the "say-on-pay" and a "say-on-frequency" vote to determine the regularity of future advisory votes on executive compensation.

Role of the Compensation Committee
The Compensation Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers, equity plan awards and benefit programs for all of our employees.

The Compensation Committee took the following steps to ensure that it effectively carried out its responsibilities:
•	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;
•	Reviewed results from an annual review of compensation data related to our peers;
•	Reviewed and approved all compensation components for our chief executive officer, chief financial officer, and other NEOs;
•
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;

•
Scheduled an executive session, without members of management, for the purpose of discussing decisions related to the chief executive officer's performance, goal-setting, compensation level and other items deemed important by the Compensation Committee; and

•	Reviewed succession planning with the CEO and in executive session of the board.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Philosophy and Objectives

Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain talent and motivate them to achieve outstanding operational and financial results.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company goals that are structured to align the interests of executive officers with those of our stockholders;
•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers with those of our stockholders; and
•	compensation is positioned comparably to our retail and furniture industry competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

We also review our programs from a compensation risk-related perspective.  The Committee assessed the Company's compensation practices and policies and concluded that they do not motivate imprudent risk taking.

How We Make Compensation Decisions

The Committee has overall responsibility for approving and evaluating the Company's executive officer compensation plans, policies and programs.  The Committee is also responsible for providing a Compensation Committee report reviewing the Company's CD&A.  The Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions.  These decisions, however are not purely formulaic and the Committee exercises judgment and discretion in making them.

Compensation Consultants.  As reported in our 2014 Proxy, the Committee retained Meridian Compensation Partners, LLC ("Meridian") in July 2013 as an independent consultant to provide advice on executive compensation matters.  Meridian serves as a resource for market data on pay practices and trends and provides independent advice to the Committee for setting executive compensation.  Meridian reports directly and exclusively to the Committee Chair.  However, at the Committee's direction, Meridian works with management to review or prepare materials for the Committee's consideration.  Meridian provided no additional services to Havertys outside of the scope of the agreement with the Committee.

During 2015, the Committee reviewed Meridian's independence and determined that there were no conflicts of interest as a result of the Committee's engagement of Meridian.  The Committee did not engage any consultant other than Meridian during 2015 to provide compensation consulting services.

Compensation Analysis. In determining appropriate compensation opportunities for our named executive officers, the Committee received input from Meridian.  We reviewed and analyzed competitive market data to be used as background for 2015 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed below. Data sources included public company proxy statements, broad-based, published compensation surveys and other sources. We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our "peer group"). The peer group included companies from the retail furniture industry,

COMPENSATION DISCUSSION AND ANALYSIS (continued)

retailers of big ticket postponable items, and specialty retailers.  The peer group is re-evaluated annually to take into account changes in the peer group companies' operations and our own. The peer group companies used in 2015 are shown below.

American Woodmark Corporation	Flexsteel Industries, Inc.	Oxford Industries, Inc.
Big 5 Sporting Goods Corporation	Hibbett Sports, Inc.	Select Comfort Corporation
Conn's, Inc.	Kirkland's, Inc.	Shoe Carnival, Inc.
Culp, Inc.	Knoll, Inc.	West Marine, Inc.
Ethan Allen Interiors Inc	La-Z-Boy Inc.	Zumiez, Inc.

Role of CEO.    The compensation of every Havertys employee, including each named executive officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During early 2015, Mr. Smith provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each executive officer. These recommendations were based on the data reviewed by the Committee and Mr. Smith's assessment of the executive's relative experience, overall performance, and impact on the accomplishment of Havertys' financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Smith's recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Competitive Positioning of Executive Compensation Levels. For 2015, the Committee established base salary, annual incentive opportunities and long-term incentive equity grants for our NEOs primarily with reference to the peer group data and other public company data from 2014 proxy filings included in the analysis prepared by Meridian. Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our NEOs on average was approximately 7% above the 50th percentile of the peer group median. Any individual named executive officer's compensation outside the 25th to 75th percentile of the peer group received additional evaluation. All of the executive officers have the potential to earn significantly higher annual cash compensation when our performance significantly exceeds performance goals or significantly lower annual cash compensation if our performance falls short of performance goals.  Long-term target equity incentive levels for our NEOs in contrast to target annual cash compensation was approximately 30% below the 50th percentile of the peer group median.  We include performance-based long-term incentive awards, where awards are not earned if performance is not met.  Our pay mix resulted in aggregate total target compensation for our NEOs that was approximately 7% below the 50th percentile of the peer group median.

Summary of 2015 NEO Compensation Program

The following table summarizes the compensation elements provided for our NEOs in 2015, as well as the rationale for the key actions and decisions made by the Compensation Committee with respect to each element.  NEOs' compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time employees participate.  More information is provided about each compensation element later in this CD&A.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Summary of 2015 NEO Compensation Program

Total Direct Compensation Fixed Pay Base Salary
Key Features
▪Fixed annual cash amount.
▪Base pay increases considered on a calendar year basis or at time of promotion to align with the median range of our peer group (as described on page 16 of this CD&A).  Actual positioning varies to reflect each executive's skills, experience and contribution to our success.

Purpose	▪Provide a fixed amount of cash compensation to attract and retain talented executives. ▪Differentiate scope and complexity of executives' positions as well as individual performance over time.
2015 Actions	▪Base salaries were increased for our named executive officers in 2015 as necessary to bring this compensation component closer to peer median.
Variable "At Risk" Compensation Cash Awards under Management Incentive Plans
Key Features
▪Individual MIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions.  Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIPs) approximates the median of our peer group.
▪Performance-based cash incentive pay is comprised of two plans:  MIP-I is tied to the Company achieving certain pre-tax earnings levels during the year (80% of total target cash incentive pay) and MIP-II is based on successfully meeting individual goals (20% of total target  cash incentive pay).
▪The pre-tax earnings goals for 2015 for MIP I were (in millions):
➢$10.0 for Q-1    ➢$6.0 for Q-2    ➢$14.0 for Q-3   ➢$16.0 for Q-4   ➢$46.0 for 2015 year
     The range of potential payout for actual results relative to these goals is zero to 160 percent of target.
▪MIP amounts earned are determined based on the results achieved as determined by the Committee after evaluating Company and individual performance against pre-established goals.

Purpose
▪Motivate and reward achieving or exceeding Company and individual performance objectives, reinforcing pay-for-performance.
▪Align performance measures for NEOs on key business objectives to lead the organization to achieve short-term financial and operational goals.
▪Ensure alignment of short-term and long-term strategies of the Company.

2015 Actions
▪In 2015, the target MIP award opportunities for some NEOs increased to more closely align target total annual compensation with peer median although there remains less upside than the peer median.
▪Actual performance in 2015 resulted in total MIP-I earned at 93.4% of its target and MIP-II earned at 30% to 100% of its target for the NEOs.

Long-Term Incentive Compensation
Key Features
▪Awards granted annually based on competitive market grant levels.
▪Awards to NEOs are in the form of performance restricted stock units (PRSU) and restricted stock units.
▪Vesting:  The PRSUs granted in 2015 that are earned will cliff vest in February 2018 and the restricted stock units vest in equal increments over a four-year period.  Both grants are forfeitable upon termination of employment, except in the cases of death, disability or normal retirement.

Purpose
▪Stock-based compensation links executive compensation directly to stockholder interests.
▪PRSUs provide a direct connection to Company performance and executives' goals.
▪Multi-year vesting creates a retention mechanism and provides incentives for long-term creation of stockholder value.

2015 Actions	▪2015 awards to NEOs were comparable to 2014 grants as a percentage of total target compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
•	performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and operating results;
•	long-term equity incentives, which are intended to link long-term incentive compensation with the Company's long-term value creation; and
•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer's annual total target compensation is determined by Company performance as compared to goals established for our annual cash incentive plan and the ultimate value of long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executive officers and stockholders and the goals are carefully set to keep from encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for 2015 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.  These percentages are based on annualized total target compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the "Summary Compensation Table" and supplemental tables provided later in this Proxy Statement.

2015 Total Targeted Compensation Mix Table(a)(b)

	Percentage of Total Target Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Target Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Smith	63%	37%	59%	41%	74%	26%
Fink	56%	44%	52%	48%	73%	27%
Burdette	55%	45%	50%	50%	73%	27%
Gallagher	55%	45%	50%	50%	73%	27%
Clary	55%	45%	50%	50%	73%	27%

(a)
Only amounts for base salary, target annual cash incentive compensation and grant date value of long-term incentive compensation (PRSUs and restricted stock) were included in calculating the percentages in this table. Other forms of compensation shown in the "Summary Compensation Table" are not included.

(b)	Our annual cash incentive plan and equity grants are included as performance–based compensation in this table.

Base Salary.    The Committee reviews the information regarding executives' base salary levels compared to the base salaries of executives of companies in our peer group.  The Committee also considers the chief executive officer's assessment of each executive's individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries between the 25th and 75th percentile of the median of the peer group data as described in the "Competitive Positioning of Executive Compensation Levels" section above.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive's individual performance on both an objective and subjective basis.   The Committee considers the chief executive officer's evaluation of an executive's performance along with the scope of responsibilities and individual seasonings and experience.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

 Management Incentive Plans Cash Award. Our compensation philosophy connects our executives' potential annual earnings to the achievement of performance.  Our 2015 Long-Term Incentive Plan (the "2015 LTIP") provides for the payment of cash under two plans (the "MIPs").  MIP-I is based upon Company performance in relation to predetermined financial goals established during the first month of the year and MIP‑II is based on achieving individual goals (MIP-II). For 2015, we established incentive targets so that total annual cash compensation at the target level would approximate the peer group median, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The target amount for the combined MIPs as a percent of base salary for our named executive officers was 60 percent except for Mr. Fink which was 65 percent and Mr. Smith which was 100 percent. The range of potential MIP-I payouts for 2015 ranged from zero to 160 percent of each executive officer's MIP-I incentive target amount, so that executives could earn above-target payouts when performance significantly exceeded our financial goals.

The Committee approved our executives' 2015 MIPs' designs and targets and financial and individual goals in January 2015 as part of the annual compensation setting process.  The Committee approved the combined MIP total target amount for 2015 with MIP-I as 80 percent and MIP-II as 20 percent of the combined target, respectively.

The pre-tax earnings goals and the actual amounts achieved under the MIP-I plan for each measurement period are noted below:

Pre-tax Earnings (in thousands)
	2013 Achieved	2014 Achieved(1)	2015 Goal	2015 Achieved(2)
Q-1	$13,450	$9,956	$10,000	$9,928
Q-2	7,866	7,812	6,000	7,027
Q-3	15,388	12,468	14,000	12,414
Q-4	15,783	16,645	16,000	15,093
YTD	52,487	46,880	46,000	44,462

 (1) The pre-tax earnings in 2014 for Q-4 and YTD were adjusted $21.6 million for the non-cash pension settlement expense.
 (2) The Company's pre-tax earnings in 2015 for Q-2 and YTD were adjusted $0.8 million for proceeds from the settlement of credit card litigation.

The earnings based MIP-I structure provided for a 2% change in the incentive earned of the target for every 1% increase or decrease in pre-tax earnings versus the goal starting at 60% of the target at 80% of the goal with a maximum of 160% when pre-tax earnings is 130% of the goal.

The earnings performance resulted in a 93% payment factor applied to the MIP-I, the 80% portion of the combined MIP target.  The named executive officers achieved varying levels of their specific individual goals for the MIP-II, the 20% portion of the combined MIP total target.  As a result, the aggregate MIP amount earned was between 81% and 95% of the NEOs' 2015 combined MIP target levels.  The Committee certified that the performance goals were met and approved payment of the awards.

See the "Summary Compensation Table," which shows the actual non-equity incentive plan compensation paid to our named executive officers for our 2015 performance.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Incentive Compensation. Our executives receive long-term incentive compensation intended to link their compensation to the Company's long-term financial success.

All equity awards are approved by the Committee.  The Committee approved the guidelines for the 2015 annual long-term incentive award grants at its meeting in January 2015.  The approved grant values were converted into a number of PRSUs and restricted stock units based on the fair market value of the award.

The PRSU grants use adjusted EBITDA as the performance measure to determine the number of shares that will vest.  The 2015 EBITDA target was $73.0 million, exclusive of adjustments to eliminate the effects of unusual or non-recurring items, with a range from a threshold of $51.1 million and 60% of the target shares to $94.9 million and 160% of the target shares.  The shares earned will cliff vest in February 2018.

The EBITDA for 2015 was $73.3 million and adjusting for the proceeds from the settlement of credit card litigation of $0.8 million, adjusted EBITDA was $72.5 million or 99.3% of the target $73.0 million.  Accordingly, the shares earned and subject to vesting are 99.1% of the target shares granted.

The restricted stock units vest in four equal annual installments beginning in May 2016.

Mr. Smith was not granted any restricted stock units but granted performance awards based on exceeding sales targets in each of the years 2015 to 2018.  The number of shares achieved is solely dependent on each individual year and earned shares cliff vest in May following the measurement year.  The sales target for 2015 was $769.0 million and was achieved.

Dividend and voting rights are not applicable to stock awards until vested and/or exercised.  Additional details regarding grants are provided in the "Grants of Plan Based Awards Table" and "Outstanding Equity Awards Value at Year-End Table."

Pension Benefits and Retirement Plans

Pension Plan.  We terminated and settled the obligations associated with our defined benefit plan (the "Pension Plan") in 2014.  The Pension Plan  covered substantially all employees hired on or before December 31, 2005 and was closed to any employees hired after that date.  Effective January 1, 2007, no new benefits were earned under the Pension Plan for additional years of service after December 31, 2006.  The benefits formula provided retirement income equal to 0.6% of final average compensation plus 0.5% of final average compensation in excess of the Social Security Covered Compensation times years of service with Havertys, up to 40 years.

Supplemental Retirement Plan.  We also have a non-qualified, non-contributory supplemental executive retirement plan (the "SERP") for employees whose retirement benefits are reduced due to their annual compensation levels.  The SERP provides annual benefits amounting to 55% of final average earnings less benefits payable from our Pension Plan and social security benefits.  The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (Pension Plan, social security and the SERP) to $125,000.  Effective December 31, 2015, no new benefits can be earned under the SERP.

Additional details regarding accumulated benefits under these plans are provided in the "Pension Benefits and Retirement Plans Table."

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Regulatory Requirements

Together with the Compensation Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation program and related decisions.

Section 162(m) of the Internal Revenue Code makes compensation paid to certain named executive officers in amounts in excess of $1 million not tax deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions.  The 2015 LTIP, which includes the MIPs, are administered by the Compensation Committee and payments are intended to qualify as performance-based compensation and thus satisfy the performance-based requirements for tax deductible compensation.  The Compensation Committee believes that the interests of our stockholders are best served by not restricting the Compensation Committee's discretion and flexibility in crafting compensation plans and arrangements.  While the Compensation Committee intends to structure most awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees Havertys' compensation program on behalf of the board and operates under a written charter adopted by the board.
The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee's decision-making.  The Compensation Committee has reviewed the Compensation Discussion and Analysis ("CD&A") and discussed it with management.  Based on the review and discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2016 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Mylle H. Mangum, Chair L. Phillip Humann Terence F. McGuirk Al Trujillo

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following tables and footnotes discuss the compensation paid or accrued for the last three years to (i) our chief executive officer and chief financial officer and (ii) our three most highly compensated executive officers.

Name	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Option Awards (2)	Change in Pension Value (3)	All Other Compensation (4)	Total
Clarence H. Smith	2015	$650,000	$524,498	$455,016	$—	$16,870	$47,746	$1,694,130
President and CEO	2014	625,000	489,482	374,932	—	145,113	48,248	1,682,775
	2013	575,000	606,050	217,680	143,000	—	36,681	1,578,411
Dennis L. Fink	2015	390,000	220,271	234,000	—	18,296	30,316	892,883
EVP and CFO	2014	380,000	206,094	227,968	—	137,666	30,757	982,485
	2013	380,000	259,160	136,050	91,000	—	25,563	891,773
Steven G. Burdette	2015	370,000	204,000	222,000	—	—	25,954	821,954
EVP, Stores	2014	360,000	180,228	210,032	—	25,323	25,222	800,805
	2013	340,000	210,800	126,980	81,250	—	19,565	778,595
Richard D. Gallagher	2015	360,000	204,535	216,000	—	—	25,293	805,828
EVP, Merchandise	2014	335,000	168,176	210,032	—	178,672	23,702	915,582
	2013	310,000	188,759	126,980	81,250	10,678	14,632	732,299
J. Edward Clary(5)	2015	346,670	199,564	207,024	—	—	26,795	780,053
EVP and CIO	2014	335,000	167,712	210,032	—	186,977	24,604	924,325
	2013	320,000	198,400	126,980	81,250	—	14,824	741,454

(1)
This column shows the earned portion of the MIPs awards.  For a description of the MIPs, see "Compensation Discussion and Analysis."  The aggregate MIP award earned was between 81% and 95% of the NEO's combined MIP target levels.

(2)
These amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on March 4, 2016.  The amounts reported for these awards may not represent the amounts the individuals will actually realize, as such amounts, if any, will depend on the change in our stock price over time.

(3)
This column represents an estimate of the aggregate annual increase in the actuarial present value of the NEOs accrued benefit under our retirement plans for the applicable year, assuming the greater of actual age or a retirement age of 65.

(4)
These amounts are comprised of a combination, varying by NEO, of the following:  contributions to 401(k) Plan accounts, contributions to the Deferred Compensation Plan, premium costs for covering a portion of medical insurance coverage, additional life insurance, long-term disability coverage and health examinations.  None of these individual items was greater than $25,000 except for the Company's contribution for Mr. Smith to the Deferred Compensation Plan of $26,235.

(5)	Mr. Clary was promoted in November 2015 from senior vice president, distribution and chief information officer and received an increase in his annual base salary for 2015 from $345,000 to $355,000.

Grants of Plan Based Awards Table

\The following table and footnotes sets forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2015 to our NEOs.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)(4)
Name	Award Type(1)	Grant and Compensation Committee Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(5)	Grant Date Fair Value of Stock Award $(6)
Smith	ACMIP-I	1/23/2015	$18,720	$520,000	$832,000	—	—	—	—	—	—
	ACMIP-II	1/23/2015	39,000	130,000	130,000	—	—	—	—	—	—
	PRSU	1/23/2015	—	—	—	7,963	13,271	21,334	—	$24.00	$318,504
	PRSU.1	1/23/2015	—	—	—	0	5,688	5,688	—	24.00	136,512
Fink	ACMIP-I	1/23/2015	7,301	202,800	324,480	—	—	—	—	—	—
	ACMIP-II	1/23/2015	7,605	50,700	50,700	—	—	—	—	—	—
	PRSU	1/23/2015	—	—	—	2,925	4,875	7,800	—	24.00	117,000
	RSU	1/23/2015	—	—	—	—	—	—	4,825	24.00	117,000
Burdette	ACMIP-I	1/23/2015	6,394	177,600	284,160	—	—	—	—	—	—
	ACMIP-II	1/23/2015	6,660	44,400	44,400	—	—	—	—	—	—
	PRSU	1/23/2015	—	—	—	2,775	4,625	7,400	—	24.00	111,000
	RSU	1/23/2015	—	—	—	—	—	—	4,625	24.00	111,000
Gallagher	ACMIP-I	1/23/2015	6,221	172,800	276,480	—	—	—	—	—	—
	ACMIP-II	1/23/2015	6,480	43,200	43,200	—	—	—	—	—	—
	PRSU	1/23/2015	—	—	—	2,700	4,500	7,200	—	24.00	108,000
	RSU	1/23/2015	—	—	—	—	—	—	4,500	24.00	108,000
Clary	ACMIP-I	1/23/2015	6,134	170,400	272,640	—	—	—	—	—	—
	ACMIP-II	1/23/2015	4,260	42,600	42,600	—	—	—	—	—	—
	PRSU	1/23/2015	—	—	—	2,588	4,313	6,901	—	24.00	103,512
	RSU	1/23/2015	—	—	—	—	—	—	4,313	24.00	103,512

(1)	Award Type:
ACMIP-I = Annual Cash Management Incentive Plan Compensation based on company performance
ACMIP-II = Annual Cash Management Incentive Plan Compensation based on individual performance
PRSU = Performance Restricted Stock Units contingent - EBITDA
PRSU.1 = Performance Restricted Stock Units contingent - Sales
RSU =  Restricted Stock Unit

(2)
The 2015 Non-Equity Incentive Plans as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above.

(3)	The PRSU grants are based on 2015 adjusted EBITDA as discussed above. The number of shares actually achieved were 99.1% of the target and are shown as outstanding at December 31, 2015.
(4)	The PRSU.1 grants are based on exceeding sales targets in each of the years 2015 to 2018. The 2015 target was achieved.
(5)	The base price for the PRSUs and RSUs is the closing price of our stock on the date of grant.
(6)	The fair value for the PRSUs and RSUs was determined using the target number of shares granted multiplied by the closing stock price on the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised and unvested awards previously granted to the NEOs at December 31, 2015. The market value of shares of stock that have not vested is based on the closing market price of $21.44 at December 31, 2015.

			SSARs Awards				Stock Awards
Name	Date Awarded		Number of Securities Underlying Exercisable Awards (#)	Number of Securities Underlying Unexercisable Awards (#)	Exercise Price ($)	Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, That Have not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, That Have Not Vested($)
Smith	1/23/12	(1)					3,700	$79,328
	1/24/13	(2)	11,000	11,000	$18.14	1/24/20
	1/24/13	(3)					6,000	128,640
	1/17/14	(4)					6,447	138,224
	1/17/14	(5)					970	20,797	1,940	$41,594
	1/23/15	(6)					13,152	281,979
	1/23/15	(5)					1,422	30,488	4,266	91,463
Fink	1/23/12	(1)					2,150	46,096
	1/24/13	(2)	7,000	7,000	$18.14	1/24/20
	1/24/13	(3)					3,750	80,400
	1/17/14	(3)					2,955	63,355
	1/17/14	(4)					2,797	59,968
	1/23/15	(3)					4,875	104,520
	1/23/15	(6)					4,831	103,577
Burdette	1/23/12	(1)					1,900	40,736
	1/24/13	(2)	3,125	6,250	$18.14	1/24/20
	1/24/13	(3)					3,500	75,040
	1/17/14	(3)					2,722	58,360
	1/17/14	(4)					2,577	55,251
	1/23/15	(3)					4,625	99,160
	1/23/15	(6)					4,583	98,260
Gallagher	1/23/12	(1)					1,450	31,088
	1/24/13	(2)	6,250	6,250	$18.14	1/24/20
	1/24/13	(3)					3,500	75,040
	1/17/14	(3)					2,722	58,360
	1/17/14	(4)					2,577	55,251
	1/23/15	(3)					4,500	96,480
	1/23/15	(6)					4,459	95,601
Clary	1/23/12	(1)					1,600	34,304
	1/24/13	(2)	6,250	6,250	$18.14	1/24/20
	1/24/13	(3)					3,500	75,040
	1/17/14	(3)					2,722	58,360
	1/17/14	(4)					2,577	55,251
	1/23/15	(3)					4,313	92,471
	1/23/15	(6)					4,274	91,635

Award Information		Vesting Rate	Vesting Dates	Conditions
(1)	Restricted Stock Units or Restricted Stock	25% per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(2)	Stock-Settled Appreciation Rights	25% per year	May 8 each year beginning year following grant date	Continued employment or normal retirement through vesting date.
(3)	Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Continued employment or normal retirement through vesting date.
(4)	Performance Restricted Stock Units	100%	February 28, 2017	Based on 2014 EBITDA, shares achieved at 71.0% of target.
(5)	Performance Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Contingent upon achieving certain level of annual net sales.
(6)	Performance Restricted Stock Units	100%	February 28, 2018	Based on 2015 EBITDA, shares achieved at 99.1% of target.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the exercise of SSARs and the vesting of restricted stock awards of the NEOs for the year ended December 31, 2015.

	Option and SSARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Exercise ($)(2)
Clarence Smith	—	—	11,270	$236,445
Dennis Fink	14,000	$226,520	7,135	149,692
Steve Burdette	—	—	6,433	134,964
Richard Gallagher	—	—	5,508	115,558
Ed Clary	8,000	119,760	5,783	121,327

(1)	The number of shares acquired on exercise or vesting is the gross number, including shares surrendered to us for the payment of the exercise and/or withholding taxes.
(2)
The value realized reflects the taxable value to the named executive officer as of the date of the exercise of the SSAR, or vesting of restricted stock units. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the exercise or vesting occurrence.

Stock Ownership Guidelines

In order to preserve the link between the interests of our executive officers and those of our stockholders, executive officers are expected to establish and maintain a significant level of direct stock ownership.  In February 2013, our Stock Ownership Guidelines were amended and now include all executive officers.  Each executive officer is expected to have minimum qualified holdings based on the lesser of the fair market value of a multiple of his or her base salary or the number of shares as indicated below.  We count unvested time-based restricted stock units, reduced by 33% representing shares withheld for taxes, towards satisfying the guidelines. Currently, all of our executive officers currently meet the ownership levels that are established at the following minimum levels.

Position	Guidelines	Status as of 3/1/16
Chief Executive Officer	3.0x salary or 85,000 shares	Exceeds
Executive Vice President	2.0x salary or 40,000 shares	Exceeds
Senior Vice President	1.0x salary or 25,000 shares	Exceeds

Non-Qualified Deferred Compensation Plans

Top Hat Mutual Fund Option Plan.  The Top Hat Mutual Fund Option Plan (the "Top Hat Plan") was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment.  The following table includes certain information for those NEOs in the Top Hat Plan.

Name	Aggregate Earnings (Loss) in Last FYE ($)	Aggregate Balance at Last FYE ($)
Clarence Smith	$3,261	$749,270
Dennis Fink	(12,037)	269,539
Ed Clary	5,147	275,858

Deferred Compensation Plan.  In January 2011, Havertys instituted a Deferred Compensation Plan for certain employees, including the NEOs.  Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys' 401(k) Plan. Havertys may also make a percentage contribution of excess compensation to each participant. "Excess compensation" refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits. The percentage Company contribution was 3% for 2015. In general, deferred amounts are distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan.  The following table includes information for those NEOs participating in the Deferred Compensation Plan.
Name	Executive Contributions in 2015 ($)(1)	Company Contributions in 2015 ($)(2)	Aggregate Earnings (Loss) in 2015 ($)(3)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at Last FYE ($)(4)
Clarence Smith	$301,559	$26,235	$(22,199)	—	$968,834
Dennis Fink	81,012	9,933	(881)	—	155,015
Steve Burdette	27,812	8,557	(1,448)	$(29,511)	73,108
Richard Gallagher	52,061	7,896	(3,574)	—	73,961
Ed Clary	14,286	7,519	277	—	40,941

(1)	Amounts included in this column have been included in the Summary Compensation Table on page 22.
(2)	Amounts included in this column have been reported in the "All Other Compensation" column of the Summary Compensation Table on page 22.
(3)
Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation
Table on page 22.

(4)
All amounts included in this column have been reported in the current or prior years as either salary, non-equity incentive compensation or all other compensation in the summary compensation tables or as earnings or withdrawals in the deferred compensation tables.

Pension Benefits and Retirement Plans
The retirement plans are described in the CD&A.  The change in pension value can be impacted by changes in assumptions used to estimate present values.  Amounts for the SERP Plan for 2015 were impacted by the decrease in discount rates and the use of updated mortality tables.

The Pension Plan was terminated in May 2014 and distributions of the participants' plan balance were made in December 2014.  Distribution options included the purchase of an individual annuity, rollover to another qualified retirement account or cash out of the accumulated balance.

The following table provides certain information on the retirement benefits available under the SERP Plan for each NEO at December 31, 2015.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Clarence Smith	SERP	40	$493,538
Dennis Fink	SERP	23	627,989
Steve Burdette	SERP	32	215,747
Richard Gallagher	SERP	27	303,401
Ed Clary	SERP	25	342,242

The SERP plan permits participants with 15 or more years of service to retire as early as age 55 with a reduction in the amount of their monthly benefits ranging from 50% at age 55 to 93.3% at age 64.  As of December 31, 2015, Clarence Smith was eligible for retirement with no reduction in benefits and Dennis Fink was eligible for early retirement with benefits reduced by 3.3%.

Change in Control Benefits

Our executive officers and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. We have entered into change in control agreements with all of our executive officers, including the NEOs.  These agreements provide for cash payments and continuation of benefits upon termination of the person's employment due to events as defined in the agreement.

The agreements, entered into with the NEOs, provide that unless the termination of the person is for cause, or by the individual without "Good Reason" as defined in the agreement, the person will be paid:  (i) a lump severance payment in cash equal to the higher of the sum of two times the individual's base salary or two times the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to individual as bonus and annual incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and non-equity incentive compensation which has been allocated or awarded and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the agreement, if a change in control occurs, we will, at the election of the individual, repurchase all equity awards held for a lump sum amount in cash equal to the product of the spread (using the per share price as defined in the agreement) times the number of shares covered by each award. We will also arrange to provide life, disability, accident and health insurance benefits similar to those which the individual was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

Because of the so-called "parachute" tax imposed by Internal Revenue Code Section 280G, the agreements include a "cap."  Under this provision, all parachute payments would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her "base amount" as defined by the Internal Revenue Code.

Based upon the hypothetical termination date of December 31, 2015, and election to repurchase all equity awards (at a purchase price as determined per the agreement, assumed here to be $24.42), the change in control benefits for our NEOs, assuming the provision of the agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Annual Incentive times Multiple	Purchase of Equity Awards	Healthcare and Other Benefits	Total
Clarence Smith	$1,300,000	$1,080,320	$1,063,605	$62,496	$3,506,421
Dennis Fink	780,000	457,016	609,482	59,945	1,906,443
Steve Burdette	740,000	408,000	545,004	54,046	1,747,050
Richard Gallagher	720,000	409,070	547,559	73,716	1,750,345
Ed Clary	710,000	399,128	542,138	73,716	1,727,444

CONCLUSION

The Compensation Committee reviewed various information sources in 2015 and determined that the compensation structure for our chief executive officer and other NEOs was reasonable, remained consistent with our compensation philosophy and was not excessive.

We believe the design of our executive compensation program aligns the interest of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of Havertys, while using sound financial controls and high standards of integrity.  We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short-term and long-term operational, financial and strategic objectives.

AUDIT MATTERS

Independent Registered Public Accountants

On January 5, 2016, the Audit Committee of the Company chose not to re-engage Ernst & Young LLP ("EY") as the independent registered public accounting firm for Havertys, effective upon completion by EY of its audit of the Company's consolidated financial statements as of and for the year ending December 31, 2015 and the effectiveness of the Company's internal controls over financial reporting as of December 31, 2015 and all other procedures related to filing the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

The reports of EY on the Company's consolidated financial statements for the years ended December 31, 2014 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2014 and 2015, and the subsequent interim period from January 1, 2016 through March 4, 2016, (i) the Company had no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements for such periods, and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

On January 5, 2016, the Audit Committee appointed Grant Thornton LLP ("Grant Thornton") as the new independent registered public accounting firm for Havertys beginning in the first quarter of 2016. During the Company's years ended December 31, 2014 and 2015, and the subsequent interim period from January 1, 2016 through March 4, 2016, Havertys did not consult Grant Thornton regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided EY and Grant Thornton with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that EY or Grant Thornton believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.
Audit Fees and Related Matters.  EY served as independent auditors of our annual financial statements for the years ended December 31, 2015 and 2014.  The following table presents aggregate fees for professional services rendered during those periods.  No fees were paid to Grant Thornton during the periods.
	December 31,
	2015	2014
Audit	$637,000	$607,700
Audit-related	38,500	39,500
Tax	120,875	235,125
All Other	1,995	1,995
Total	$798,370	$884,320

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10-Q, fees associated with Form S-8, accounting consultations and out-of-pocket expenses.  These fees were paid to EY.

Audit-related Fees:  These are professional fees for employee benefit plan audits and other related matters.  These fees were paid to Windham Brannon, P.C.

Tax Fees. These are fees for professional services related to tax compliance and advisory services and assistance in responding to various tax authorities.  These fees were paid to EY.

All Other Fees. These are subscription fees to an on-line accounting and research tool.  These fees were paid to EY.

As noted previously, we have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meeting.  Accordingly, our directors and representatives of EY will not be present at the annual meeting.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees detailed above were pre-approved.  The Audit Committee has delegated to its chairman the authority to approve permitted services provided. The chairman reports any decisions at the next scheduled Audit Committee meeting.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

The Audit Committee has selected Grant Thornton as our independent auditor for the fiscal year ending December 31, 2016 and we are asking our stockholders to ratify this appointment.  Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Grant Thornton, an independent registered public accounting firm, to our stockholders for ratification because we value our stockholders' views on our independent auditors and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to evaluate the appointment of a different firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

Our Board of Directors recommends a vote "FOR" Ratification of the Appointment of Grant Thornton, LLP as our Independent Auditor for 2016.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Havertys' accounting functions and internal controls and operate pursuant to a written charter approved by Havertys' board. We are comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Havertys' board has determined that each member of the Audit Committee is a "financial expert," as defined by SEC rules.

Management is responsible for Havertys' financial reporting process, including Havertys' system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Havertys' independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Havertys' financial statements, or any professional certification as to the independent accountants' work. In addition, we have relied on management's representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Havertys' financial statements.

We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks and during 2015 met four times.  During 2015 and subsequent to the end of the year, we:
•met with management and the independent accountants, Ernst & Young, LLP ("EY") to review and discuss Havertys' critical accounting policies and significant estimates;
•met with management and EY to review and approve the 2015 audit plan;
•met regularly with both EY and the vice president internal audit outside the presence of management;
•reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•reviewed and discussed the quarterly earnings press releases and other financial press releases;
•met with the vice president internal audit to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•met with management and EY to review the audited financial statements for the year ended December 31, 2015, and internal controls over financial reporting as of December 31, 2015;
•reviewed with senior management significant risks and the processes by which risk is identified, assessed, and mitigated;
•selected for the stockholders' ratification, Grant Thornton LLP as the independent registered public accounting firm for 2016;
•reviewed and reassessed the adequacy of the Audit Committee charter and recommended no changes; and
•completed all other responsibilities under the Audit Committee charter.

AUDIT COMMITTEE REPORT (continued)

We have discussed with EY the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Havertys' accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm's independence.

We considered whether EY's provision of non-audit services to Havertys was compatible with maintaining their independence, and determined the provision of such non-audit services was compatible with respect to the time EY was performing audit services for Havertys.

Based upon our discussion with management and EY, and our review of the representations of management and EY, we recommended to the Board that the audited consolidated financial statements be included in Havertys' annual report on Form 10-K for the year ended December 31, 2015.

John T. Glover,  Chair
Vicki R. Palmer
Fred L. Schuermann
Al Trujillo

This report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall this report be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

OWNERSHIP OF SECURITIES

Ownership of Company Stock by Directors and Management

The following table sets forth information regarding beneficial ownership of our common stock and/or Class A common stock by each director, each individual in the Summary Compensation Table and by our directors and executive officers as a group, all as of February 29, 2016.  An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock				Class A Common Stock
	Shares Beneficially Owned (1)(2)		Acquirable Within 60 Days (3)	Percent of Class	Shares Beneficially Owned(2)		Percent of Class
Nominees for Holders of Class A Common Stock
John T. Glover	62,630		—	*	—		—
Rawson Haverty, Jr.	2,400	(4)	267	*	702,195	(5)(6)(7)	34.57%
L. Phillip Humann	119,187		—	*	—		—
Mylle H. Mangum	34,846		—	*	—		—
Frank S. McGaughey, III	7,879	(8)	—	*	138,377	(9)	6.81%
Clarence H. Smith	84,531	(10)	735	*	692,643	(11)(12)	34.10%
Al Trujillo	42,357		—	*	—		—
Nominees for Holders of Common Stock
L. Allison Dukes	—		—	*	—		—
Vicki R. Palmer	32,947		—	*	—		—
Fred L. Schuermann	29,400		—	*	—		—
Directors Not Standing for Re-election
Terence F. McGuirk	32,124		—		—		—
Named Executive Officers
Dennis L. Fink	131,927		468	*	32,352		1.59
Steven G. Burdette	2,586		208	*	28,530		1.40
Richard D. Gallagher	4,467		417	*	25,000		1.23
J. Edward Clary	47,480		417	*	—		—
Executive Officers and Directors as a group (18)	701,821		3,262	3.50%	1,626,597		80.07%

(1)
This column also includes shares of common stock beneficially owned under our directors' Deferred Plan for the following individuals:  Mr. Glover - 10,360; Mr. Humann – 63,092; Ms. Mangum – 34,846; Mr. Smith – 3,672; Mr. Trujillo – 28,993; and Mr. Schuermann – 29,400.

(2)
Includes shares pledged as security in brokerage firms customary margin accounts, whether or not there are loans outstanding.  Common Stock: all directors and executive officers as a group – none. Class A common stock:  Mr. Haverty – 82,331 shares; and for all directors and executive officers as a group – 82,331.  Effective November 12, 2013, directors and executive officers are prohibited from pledging Havertys securities (including depositing securities in a margin account).  Officers and directors with such existing transactions have until December 31, 2016 to reach compliance with our policy prohibiting pledges.

(3)	Represents shares of common stock resulting from the officers' vested SSARs with an exercise price of $18.14.
(4)	This amount includes 2,000 shares of common stock held in trust for the benefit of Mr. Haverty's minor children for which he is co-trustee.
(5)
According to a Form 4 filed on December 2, 2015, H5, L.P. holds shared voting and dispositive power over 517,323 shares of Class A common stock.  Rawson Haverty, Jr. is the manager of the Partnership's general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(6)
This amount also includes 85,517 shares of Class A common stock held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation's shares.

(7)	This amount also includes 17,024 shares of Class A common stock held in trust for the benefit of Mr. Haverty's minor children for which he is co-trustee.
(8)	This amount includes 5,500 shares of common stock owned by Mr. McGaughey's wife and he disclaims any beneficial ownership in these shares.
(9)
According to the Schedule 13D filed on January 13, 2015, Ridge Partners, L.P.  holds voting and dispositive power over 72,392 shares of Class A common stock.  Mr. McGaughey is the general partner of Ridge Partners L.P.  Mr. McGaughey disclaims beneficial ownership of the shares held by Ridge Partners, L.P. except to the extent of his partnership interest.

(10)	This amount includes 28,338 shares of common stock held by Mr. Smith's wife.
(11)
According to a Schedule 13D filed on January 13, 2015, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership's general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(12)	This amount also includes 1,950 shares of Class A common stock held by Mr. Smith's wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of our equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all Section 16(a) filing requirements were timely complied with during the fiscal year ended December 31, 2015.

OWNERSHIP OF SECURITIES

Principal Stockholders

The following table shows the number of shares of our common stock and/or Class A common stock owned by persons to have beneficial ownership of more than 5% of our outstanding shares of common and/or Class A common stock as of December 31, 2015 based on information filed with the SEC.  An asterisk indicates less than 5% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	2,055,222	(1)	10.21%	—		—
The Burton Partnership, LP P.O. Box 4643, Jackson, WY 83001	1,753,255	(2)	8.71%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,748,418	(3)	8.69%	—		—
Wellington Management Group, LLP 280 Congress Street, Boston, MA 02210	1,671,412	(4)	8.31%	—		—
Royce & Associates, LLC 745 Fifth Avenue, New York, NY 10151	1,613,100	(5)	8.02%	—		—
Renaissance Technologies LLC 800 Third Avenue, New York, NY 10022	1,172,100	(6)	5.82%	—		—
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor, Los Angeles, CA 90067	1,130,694	(7)	5.62%	—		—
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA 30305	*		*	603,497	(8)	29.70%
H5, L.P. 4414 Dunmore Road, NE, Marietta, GA 30068	*		*	517,323	(9)	25.46%
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*		*	184,872	(10)(11)	9.10%

(1)	According to a Schedule 13G filed on January 8, 2016, BlackRock, Inc. holds sole voting power over 2,001,453 shares and sole dispositive power over 2,055,222 shares of common stock.
(2)
According to a Schedule 13G filed on October 9, 2014, The Burton Partnership, LP, The Burton Partnership (QP), LP and Donald W. Burton, General Partner holds sole voting and dispositive power over 1,753,255 shares of common stock.

(3)
According to a Schedule 13G filed on February 9, 2016, Dimensional Fund Advisors LP ("Dimensional") holds sole voting over 1,688,841 shares and dispositive power over 1,748,418 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). Dimensional possesses investment and/or voting power over the shares held by the Funds. The shares are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(4)
According to a Schedule 13G filed on February 11, 2016 the Wellington Management Group holds shared voting power over 1,507,532 shares and shared dispositive power over 1,671,412 shares of common stock.

(5)	According to a Schedule 13G filed on January 13, 2016, Royce & Associates, LLC holds sole voting and dispositive power over 1,613,100 shares of common stock.

(6)	According to a Scheduled 13G filed on February 12, 2016, Renaissance Technologies LLC holds sole voting and dispositive power over 1,172,100 shares of common stock.
(7)
According to a Schedule 13G filed on February 12, 2016 NWQ Investment Management Company, LLC holds sole voting power over 1,130,168 shares of common stock and sole dispositive power over 1,130,694 shares of common stock.

(8)
According to a Schedule 13D filed on January 13, 2015, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership's general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(9)
According to a Form 4 filed on December 2, 2015,  H5, L.P. holds shared voting and dispositive power over 517,323 shares of Class A common stock.  Rawson Haverty, Jr. is the manager of the Partnership's general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(10)
This amount includes 85,517 shares of Class A common stock held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation's shares.

(11)	This amount also includes 17,024 shares of Class A common stock held in trust for the benefit of Mr. Haverty's minor children for which he is co-trustee.

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2015 regarding our equity compensation plans is summarized as follows.

Plan Category	Number of Securities To be issued upon exercise of outstanding equity awards(1) (a)		Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (SSARs) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Long-Term Incentive Plans	445,365	(2)	$18.14	1,083,834	(3)
Director Compensation Plan	115,256	(4)	—	272,886
Equity compensation plans not approved by stockholders	—		—	—
Total	560,621		$18.14	1,356,720
(1)	Shares issuable pursuant to outstanding equity awards under our 2004 and 2014 Long-Term Incentive Plans and Director Compensation Plan.
(2)	This number includes 344,490 full value restricted stock or restricted units and 100,875 SSARs.
(3)	Any shares which are forfeited, expired, cancelled, or withheld for payment of taxes are made available for use under the 2014 Long-Term Incentive Plan.
(4)	Shares deferred under the Directors' Deferred Compensation Plan.

Effective with the authorization of the 2014 LTIP Plan that was approved by stockholders in May 2014, no additional grants were issued under the 2004 LTIP Plan.  The 2014 LTIP Plan is an omnibus incentive plan which provides cash and equity incentives to eligible employees. The Compensation Committee in consultation with our management designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Compensation Committee's discretion, any award may provide for the immediate vesting or lapse of all restrictions.

The Director Compensation Plan was approved by stockholders in May 2006 and will terminate May 15, 2016.  Shares under the Director Compensation Plan are issued from those held in the Company's treasury.

Submission of Stockholder Proposals

If you wish to submit a proposal for possible inclusion in our proxy statement relating to our 2017 Annual Stockholders' Meeting, send the proposal to:

Haverty Furniture Companies, Inc.
Corporate Secretary
780 Johnson Ferry Road, Suite 800
Atlanta, GA 30342.

Stockholder proposals intended for inclusion in our proxy statement for the 2017 Annual Stockholders' Meeting in accordance with the SEC's Rule 14a-8 under the Exchange Act must be received by our company no later than the close of business on December 1, 2016. Any stockholder proposal received by the company after that date will not be included in the company's proxy statement relating to the 2017 Annual Stockholders' Meeting. Further, all proposals submitted for inclusion in the company's proxy statement relating to the 2017 Annual Stockholders' Meeting must comply with all of the requirements of SEC Rule 14a-8.

Stockholders who wish to bring business before Havertys' 2017 Annual Stockholders' Meeting other than through a stockholder proposal pursuant to SEC Rule 14a-8 must notify the Corporate Secretary of our company in writing and provide the information required by our Bylaws. Under the Bylaws, the notice must be received by the Corporate Secretary at the address noted above not less than 60 nor more than 90 days prior to the one-year anniversary of the date of the mailing of the notice for the 2017 Annual Stockholders' Meeting, or between December 31, 2016 and January 30, 2017.  However, if the date of the 2017 Annual Stockholders' Meeting is more than 30 days before or after such anniversary date, the notice must be received by the Corporate Secretary at the address noted above not earlier than the 120th day prior to the date of the 2017 Annual Shareholders' Meeting and not later than the later of the 90th day prior to the date of the 2017 Annual Stockholders' Meeting and the tenth day following the day on which a public announcement of the date of the 2017 Annual Stockholders' Meeting is first made. The Bylaws can be found on our corporate website at http://www.havertys.com/furniture/View/Governance/Bylaws.

AVAILABLE INFORMATION

A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Stockholder Relations, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599.  Our Form 10-K is also available at our website at havertys.com.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any business, other than that described in this proxy statement that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer
March 30, 2016
Atlanta, Georgia

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Haverty Furniture Companies, Inc.	Meeting Type: Annual
For holders as of: March 11, 2016
Date: May 9, 2016 Time:10:00 a.m. ET
Location: Marriott SpringHill 120 East Redwood Street Baltimore, Maryland 21202

Haverty Furniture Companies, Inc. 780 Johnson Ferry Road Suite 800 Atlanta, GA 30342
You are receiving this communication because you hold share sin the company named above.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                                                                                                                              ANNUAL REPORT

How to View Online:
Have the  information that is printed in the box marked by the arrow   à [xxxxxxxx] (located on the following page) and visit:  www.proxyvote.com.

How to Request and Receive a PAPER or EMAIL Copy:
If you want to receive a paper or email copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1)            BY INTERNET:                                        www.proxyvote.com
2)            BY TELEPHONE:                               1-800-579-1639
3)            BY MAIL*:                                                     sendmaterial@proxyvote.com

*If requesting materials by email, please send a blank email with the information that is printed in the box marked by the arrow  à [xxxxxxxxx] (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before April 25, 2016 to facilitate timely delivery.

- How To Vote -
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting.  Please check the meeting materials for any special requirements for meeting attendance.  At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow  à [xxxxxxxxx] available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Class A Common Stock
Nominees:
01) John T. Glover 05) Frank S. McGaughey, III
02) Rawson Havertys, Jr. 06) Clarence H. Smith
03) L. Phillip Humann 07) Al Trujillo
04) Mylle H. Mangum

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as Independent Auditor for 2016.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Common Stock

01) L. Allison Dukes 03) Fred L. Schuermann
02) Vicki R. Palmer

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as Independent Auditor for 2016.

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 9, 2016

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 9, 2016, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, at 10:00 A.M.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/ Comments:

(if you noted any Address Changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

HAVERTYS
HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road
Suite 800
Atlanta, GA  30342

HAVERTYS COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o. Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR its nominees.

1. Election of Directors: Holders of Common Stock

01) L. Allison Dukes	03) Fred L. Schuermann
02) Vicki R. Palmer

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as Independent Auditor for 2016.	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized person.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 9, 2016

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 9, 2016, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, at 10:00 A.M.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/ Comments:

(if you noted any Address Changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

HAVERTYS
HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road
Suite 800
Atlanta, GA  30342

HAVERTYS CLASS A COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o. Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR its nominees.

1. Election of Directors: holders of Class A Common Stock
01) John T. Glover	05) Frank S. McGaughey, III
02) Rawson Haverty, Jr.	06) Clarence H. Smith
03) L. Phillip Humann	07) Al Trujillo
04) Mylle H. Mangum

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the Appointment of Grant Thornton LLP as Independent Auditor for 2016.	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized person.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date